UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 30, 2022

TherapeuticsMD, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-00100	87-0233535
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

951 Yamato Road, Suite 220

Boca Raton, FL 33431

(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code: (561) 961-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	TXMD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230-405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

Effective December 30, 2022 (the “Closing Date”), TherapeuticsMD, Inc., a Nevada corporation (the “Company”), completed its previously announced transaction (the “Transaction”) with Mayne Pharma LLC, a Delaware limited liability company (“Mayne Pharma”) and subsidiary of Mayne Pharma Group Limited, an Australian public company (ASX: MYX), pursuant to which the Company and its subsidiaries (i) granted Mayne Pharma an exclusive license to commercialize the Company’s Imvexxy®, Bijuva® and prescription prenatal vitamin products sold under the BocaGreenMD® and vitaMedMD® brands (collectively, the “Licensed Products”) in the United States and its possessions and territories, (ii) assigned to Mayne Pharma the Company’s exclusive license to commercialize Annovera® (together with the Licensed Products, collectively, the “Products”) in the United States and its possessions and territories, and (iii) sold certain other assets to Mayne Pharma in connection therewith.

Pursuant to a License Agreement, dated December 4, 2022, between the Company and Mayne Pharma (the “License Agreement”), the Company granted Mayne Pharma, on the Closing Date, (i) an exclusive, sublicensable, perpetual, irrevocable license to research, develop, register, manufacture, have manufactured, market, sell, use, and commercialize the Licensed Products in the United States and its possessions and territories and (ii) an exclusive, sublicensable, perpetual, irrevocable license to manufacture, have manufactured, import and have imported the Licensed Products outside the United States for commercialization in the United States and its possessions and territories.

Pursuant to the License Agreement, Mayne Pharma will make one-time, milestone payments to the Company of each of (i) $5.0 million if aggregate net sales of all Products in the United States during a calendar year reach $100.0 million, (ii) $10.0 million if aggregate net sales of all Products in the United States during a calendar year reach $200.0 million and (iii) $15.0 million if aggregate net sales of all Products in the United States during a calendar year reach $300.0 million. Further, Mayne Pharma will pay to the Company royalties on net sales of all Products in the United States at a royalty rate of 8.0% on the first $80 million in annual net sales and 7.5% on annual net sales above $80.0 million, subject to certain adjustments, for a period of 20 years following the Closing Date. The royalty rate will decrease to 2.0% on a Product-by-Product basis upon the earlier to occur of (i) the expiration or revocation of the last patent covering a Product and (ii) a generic version of a Product launching in the United States. Mayne Pharma will pay to the Company minimal annual royalties of $3.0 million per year for 12 years, adjusted for inflation at an annual rate of 3%, subject to certain further adjustments, including as described below. Upon the expiry of the 20-year royalty term, the licenses granted to Mayne Pharma under the License Agreement will become a fully paid-up and royalty free license for the Licensed Products.

Pursuant to a Transaction Agreement, dated December 4, 2022, between the Company and Mayne Pharma (the “Transaction Agreement”), the Company sold to Mayne Pharma, at closing, certain assets for Mayne Pharma to commercialize the Products in the United States, including the Company’s exclusive license from the Population Council to commercialize Annovera® (the “Transferred Assets”).

The total consideration from Mayne Pharma to the Company for the purchase of the Transferred Assets and the grant of the licenses under the License Agreement was (i) a cash payment of $140.0 million at closing, (ii) a cash payment of approximately $12.1 million at closing for the acquisition of net working capital as determined in accordance with the Transaction Agreement and subject to certain adjustments, (iii) a cash payment of approximately $1.0 million at closing for prepaid royalties in connection with the License Agreement Amendment (as defined below) and (iv) the right to receive the contingent consideration set forth in the License Agreement, as amended.

The foregoing summaries of the License Agreement and the Transaction Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the License Agreement and Transaction Agreement, copies of which were filed as Exhibit 10.1 and Exhibit 10.2, respectively, to the Current Report on Form 8-K filed by the Company on December 5, 2022 and are incorporated herein by reference.

Item 1.01	Entry into a Material Definitive Agreement.

On the Closing Date, the Company and Mayne Pharma entered into Amendment No. 1 to the License Agreement (the “License Agreement Amendment”). Pursuant to the License Agreement Amendment, Mayne Pharma agreed to pay the Company approximately $1.0 million in prepaid royalties on the Closing Date. The prepaid royalties will reduce the first four quarterly payments that would have otherwise been payable pursuant to the License Agreement by an amount equal to $257,250 per quarterly royalty payment plus interest calculated at 19% per annum accruing from the Closing Date until the date such quarterly royalty payment is paid to the Company. In addition, the parties agreed that Mayne will reduce one quarterly royalty payment (other than the first quarterly royalty payment) otherwise payable to the Company by $1.5 million in consideration of Mayne Pharma assuming the Company’s obligations under a long-term services agreement, including the Company’s minimum payment obligations thereunder.

Also on the Closing Date, the Company and Mayne Pharma entered into Amendment No. 1 to the Transaction Agreement (the “Transaction Agreement Amendment”), pursuant to which the parties agreed to amend the mechanics for calculating the final net working capital under the Transaction Agreement.

The foregoing summaries of the License Agreement Amendment and the Transaction Agreement Amendment do not purport to be complete and are subject to, and qualified in their entirety by, the License Agreement Amendment and Transaction Agreement Amendment, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Item 1.02	Termination of a Material Definitive Agreement.

On the Closing Date, the Company repaid all obligations under its Financing Agreement, dated as of April 24, 2019, as amended, with Sixth Street Specialty Lending, Inc., as administrative agent, the various lenders from time to time party thereto, and certain of the Company’s subsidiaries party thereto from time to time as guarantors (the “Financing Agreement”) and the Financing Agreement was terminated.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01 of this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2022, each of Mr. Paul M. Bisaro, Ms. Karen L. Ling, Mr. Jules A. Musing and Mr. Angus C. Russell resigned from the board of directors (the “Board”) of the Company, and any committees thereof, effective upon the closing of the Transaction. None of Messrs. Bisaro, Musing or Russell or Ms. Ling resigned due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Item 7.01	Regulation FD Disclosure.

On January 3, 2023, the Company issued a press release announcing the completion of the Transaction. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference herein. The information in this Item 7.01 and the information contained in Exhibit 99.1 is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as may be expressly set forth by specific reference in any such filing, regardless of any general incorporation language in the filing.

Item 8.01	Other Events.

On the Closing Date, and in accordance with the terms of the Certificate of Designation, Preferences and Rights of Series A Preferred Stock, establishing the powers, designations, preferences and privileges and the qualifications, limitations or restrictions of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), the Company redeemed all 29,000 outstanding shares of Series A Preferred Stock at a purchase price of $1,333 per share. On the Closing Date the Company also paid certain affiliates of Rubric Capital Management LP (“Rubric”) approximately $3.0 million as a make-whole payment pursuant to the subscription agreements previously entered into between the Company and Rubric.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Index

Exhibit Number	Description

10.1†+	License Agreement by and between TherapeuticsMD, Inc. and Mayne Pharma LLC, dated December 2, 2022 (incorporated by reference to Exhibit 10.1 to TherapeuticsMD, Inc.’s Form 8-K, filed with the SEC on December 5, 2022).

10.2†+	Transaction Agreement by and between TherapeuticsMD, Inc. and Mayne Pharma LLC, dated December 2, 2022 (incorporated by reference to Exhibit 10.2 to TherapeuticsMD, Inc.’s Form 8-K, filed with the SEC on December 5, 2022).

99.1	Press Release of TherapeuticsMD, Inc. dated January 3, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†

Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

+

Certain portions of this exhibit have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of this exhibit to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2023	THERAPEUTICSMD, INC.

/s/ Michael C. Donegan
Michael C. Donegan
Interim Chief Financial Officer, Chief Accounting Officer and Vice President Finance